Amendment No. 1 to
                                                       SEC File No.70-9629


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-1

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                               300 Madison Avenue
                          Morristown, New Jersey 07960

              (Name of company filing this statement and addresses
                         of principal executive offices)

                                    GPU, INC.
                              ---------------------

          (Name of top registered holding company parent of applicants)


T. G. Howson,                            Douglas E. Davidson, Esq.
Vice President and Treasurer             Berlack, Israels & Liberman LLP
S. L. Guibord, Secretary                 120 West 45th Street
GPU Service, Inc.                        New York, New York 10036
300 Madison Avenue
Morristown, New Jersey  07960

M. J. Connolly
Vice President - Law
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07960



                 (Names and addresses of agents for service)

      GPU hereby amends its Application on Form U-1, docketed in SEC File No. 70-9629, by amending Item 3 thereof in its entirety as follows:

ITEM 3.  APPLICABLE STATUTORY PROVISIONS.
         -------------------------------

            GPU believes that Sections 9(a)(1) and 10 of the Act and Rule 54 thereunder may be applicable to the proposed Transactions. UMI has been providing workers compensation insurance to GPU and its subsidiaries since the 1920s and is not currently engaged in any business other than providing workers compensation insurance to its own employees.

                                    SIGNATURE

            PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANY HAS DULY CAUSED THIS STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                    GPU, INC.



                                    By: /s/ T. G. Howson
                                         ----------------
                                         T. G. Howson,
                                         Vice President and Treasurer



Date:  March 30, 2000



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